Bonds.com Group, Inc. 8-K
Exhibit 10.6

AMENDMENT NO. 1 TO AGREEMENT WITH RESPECT TO CONVERSION

This Amendment No. 1 (this “Amendment”), dated as of December 5, 2011, is entered into by and among Bonds.com Group, Inc., a Delaware corporation ( “Parent”), and Oak Investment Partners XII, Limited Partnership (“Oak”), as assignee of the rights, obligations and agreements of Beacon Capital Strategies, Inc., a Delaware corporation (“Seller”) in and under the Agreement with Respect to Conversion, dated as of February 2, 2011 (the “Agreement”), by and among Parent and Seller.  Capitalized terms used herein but not otherwise defined herein shall have the meaning attributed to such term in the Agreement.

WHEREAS, Parent, Oak and certain other investors named therein (collectively with Oak, the “Investors”) are entering into a Unit Purchase Agreement, dated as of the date hereof (the “Unit Purchase Agreement”), pursuant to which the Investors are investing at least $16,600,000 in Parent.

WHEREAS, the execution and delivery of this Amendment is a condition precedent to the transactions contemplated by the Unit Purchase Agreement.

WHEREAS, pursuant to Section 4.1 of the Agreement, from and after the final dissolution and liquidation of Seller, the rights, obligations and agreements of Seller in and under the Agreement were automatically assigned to one or more stockholders of Seller.

WHEREAS, a certificate of dissolution of Seller was filed with the Secretary of State of the State of Delaware on April 20, 2011.

WHEREAS, pursuant to the Assignment and Assumption Agreement, dated as of the date hereof, Seller assigns to Oak, and Oak assumes, the rights, obligations and agreements of Seller in and under the Agreement, and Oak agrees to be bound by the terms and conditions of the Agreement, including without limitation those in Article II of the Agreement.

WHEREAS, pursuant to Section 4.3 of the Agreement, any provision of the Agreement may be amended with the prior written consent of Parent and Seller.

WHEREAS, Parent and Oak, as assignee of Seller, desire to amend the Agreement, which agreement is evidenced by their execution hereof.

In consideration of the mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend the Agreement as follows:

1. Joinder by Oak.  Oak hereby confirms its agreement to be bound by the terms and conditions of the Agreement, as amended by this Amendment, including without limitation those in Article II of the Agreement, as assignee of the rights, obligations and agreements of Seller in and under the Agreement.  All references to “Seller” in the Agreement are hereby amended and restated to be references to “Oak.”

2. References.  Each reference to “hereof”, “herein”, “hereunder”, “hereby” and “this Agreement” shall from and after the date of this Amendment refer to the Agreement as amended by this Amendment.

3. Amendment to Article I.  The following definition in Article I of the Agreement is hereby amended and restated in its entirety as follows:

“Conversion Value” means $2,500,000.

4. Termination of Articles II and III;  The rights, obligations and agreements in Articles II and III of the Agreement are hereby terminated in their entirety and of no further force and effect.  None of Seller, Oak nor Parent shall have any further duty thereunder.  The parties hereby waive any and all breaches or violations of the Agreement on or prior to the date hereof.

5. Amendment of Section 4.2.  The notice details for Seller are hereby amended and restated in their entirety as follows:

“Oak Investment Partners XII, Limited Partnership

901 Main Street
Suite 600
Norwalk, Connecticut 06851
Attention: Ann H. Lamont
Fax: (203) 222-6941
Telephone: (203) 226-8346

With a copy to:

Finn Dixon & Herling LLCP
177 Broad Street
Stamford, Connecticut 06901
Attention: Michael J. Herling, Esq.
Fax: (203) 325-5000
Telephone: (203) 325-5001”

6. Determination Date.  The parties hereby agree that for purposes of the Agreement and the Series C Certificate of Designation, the Conversion Value is and shall be deemed to be finally determined immediately upon the execution and delivery of this Amendment.  Therefore, the “Determination Date” shall be the date hereof.  After the date hereof, the terms, rights, preferences and privileges of the Series C Preferred shall be interpreted on the basis that the “Determination Date” is the date hereof.

7. Governing Law.  This Amendment and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

8. Facsimile Signatures; Counterparts.  This Amendment may be executed by facsimile or other electronic transmission and in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one instrument.

9. Effect of Amendment and Modification of the Agreement.  The Agreement shall be deemed to be modified and amended in accordance with the express provisions of this Amendment and the respective rights, duties and obligations of the parties under the Agreement shall continue to be determined, exercised and enforced under the terms thereof subject to this Amendment.  Except as expressly set forth herein, all terms of the Agreement shall continue in full force and effect.  In the event of inconsistency between the express terms of this Amendment and the terms of the Agreement, the terms of this Amendment shall govern.

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IN WITNESS WHEREOF, the parties hereto have executed the foregoing Amendment No. 1 as of the date first above written.

BONDS.COM GROUP, INC.

By:	/s/John M. Ryan
Name:	John M. Ryan
Title:	Chief Financial Officer

OAK INVESTMENT PARTNERS XII, LIMITED PARTNERSHIP

By: Oak Associates XII, LLC, its General Partner

By:	/s/ Ann H. Lamont
Name:	Ann H. Lamont
Title:	Authorized Signatory